Exhibit 1.1

PRICING AGREEMENT

Citigroup Global Markets Inc.

UBS Securities LLC
As Representatives of the several
Underwriters named in Schedule I hereto

June 2, 2016

Ladies and Gentlemen:

Aetna Inc., a Pennsylvania corporation (the “Company”), proposes, subject to the terms and conditions stated herein and in the Underwriting Agreement, dated May 1, 2012 (the “Underwriting Agreement”), to issue and sell to the Underwriters named in Schedule I hereto (the “Underwriters”) the debt securities specified in Schedule II hereto (the “Designated Securities”). Each of the provisions of the Underwriting Agreement is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Pricing Agreement. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The Representatives designated to act on behalf of each of the Underwriters of the Designated Securities pursuant to Section 15 of the Underwriting Agreement and the addresses of the Representatives referred to in such Section 15 are set forth at the end of Schedule II hereto.

Subject to the terms and conditions set forth herein and in the Underwriting Agreement incorporated herein by reference, the Company agrees to issue and to sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at the time and place and at the purchase price to the Underwriters set forth in Schedule II hereto, the principal amount of Designated Securities set forth opposite the name of such Underwriter in Schedule I hereto, less the principal amount of Designated Securities covered by Delayed Delivery Contracts, if any, as may be specified in Schedule II hereto.

The Company further represents and warrants to, and agrees with, each of the Underwriters, as of the date hereof and as of the Time of Delivery, as set forth in Schedule II hereto, for the Designated Securities, that the Agreement and Plan of Merger dated as of July 2, 2015 (as heretofore amended, the “Merger Agreement”) among the Company, Echo Merger Sub, Inc., Echo Merger Sub, LLC (together with Echo Merger Sub, Inc., the “Merger Subsidiaries”), and Humana Inc. (“Humana”) has been duly authorized, executed and delivered by, and constitutes a valid and legally binding agreement of, the Company and Merger Subsidiaries enforceable against the Company and Merger Subsidiaries in accordance with its terms. The Merger Agreement conforms in all material respects to the description thereof contained in Registration Statement, the Time of Sale Information and the Prospectus.

The Company further represents and warrants to, and agrees with, each of the Underwriters, as of the date hereof and as of the Time of Delivery for the Designated Securities, that:

a)	The Company is not and, after giving effect to the offering and sale of the Designated Securities and the application of the proceeds thereof, will not be an “investment company,” as such term is defined in the Investment Company Act of 1940, as amended;

b)	The pro forma financial statements and the related notes thereto included in the Registration Statement, the Time of Sale Information and the Prospectus have been prepared in all material respects in accordance with the applicable requirements of the Securities Act, and in the opinion of the Company the assumptions used in the preparation thereof were reasonable at the time made and the adjustments used therein were based upon good faith estimates and assumptions believed by the Company to be reasonable at the time made;

c)	None of the Company, any of its subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is aware of, or has taken any action, directly or indirectly, that would result in, a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), in any material respect including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; and the Company and, to the knowledge of the Company, its affiliates have conducted their businesses in compliance with the FCPA in all material respects and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued material compliance therewith;

d)	The operations of the Company and its subsidiaries are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”); and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened; and

e)	None of the Company, any of its subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is currently subject to any sanctions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) and the Company will not directly or indirectly use the proceeds of the sale of the Designated Securities, or lend, contribute or otherwise make available such proceeds, to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any sanctions administered by OFAC.

In addition to the conditions contained in the Underwriting Agreement, the obligations of the Underwriters shall be subject, in the discretion of the Representatives, to the additional condition that at the Time of Sale and the Time of Delivery for the Designated Securities, PricewaterhouseCoopers LLP, independent public accountants for Humana, shall have furnished to the Representatives a letter dated the respective dates of delivery thereof in form and substance satisfactory to the Representatives, containing statements and information of the type customarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information included in the

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Registration Statement, the Time of Sale Information and the Prospectus; provided that such letter shall use a “cut-off date” not more than three business days prior to the date of such letter. The Company further agrees that the bona fide electronic roadshow of the Company, dated June 2, 2016, with respect to the Designated Securities, shall be deemed an Issuer Free Writing Prospectus.

If the foregoing is in accordance with your understanding, please sign and return to us counterparts hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters and the Company.

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It is understood that your acceptance of this letter on behalf of each of the Underwriters is or will be pursuant to the authority set forth in a form of Agreement among Underwriters, the form of which shall be submitted to the Company for examination upon request.

Very truly yours,

AETNA INC.

By	/s/ David Buda
	Name:	David Buda
	Title:	Vice President, Finance and Treasurer

Accepted as of the date hereof:

Citigroup Global Markets Inc.

UBS Securities LLC

On behalf of each of the
Underwriters

By: Citigroup Global Markets Inc.

By	/s/ Adam D. Bordner
	Name:	Adam D. Bordner
	Title:	Vice President

By: UBS Securities LLC

By	/s/ Christian Stewart
	Name:	Christian Stewart
	Title:	Managing Director UBS Investment Bank

By	/s/ Prath Reddy
	Name:	Prath Reddy
	Title:	Associate Director UBS Securities LLC

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SCHEDULE I

TO PRICING AGREEMENT

Underwriter	Principal Amount of Floating Rate Senior Notes due 2017 to be Purchased	Principal Amount of 1.700% Senior Notes due 2018 to be Purchased	Principal Amount of 1.900% Senior Notes due 2019 to be Purchased	Principal Amount of 2.400% Senior Notes due 2021 to be Purchased	Principal Amount of 2.800% Senior Notes due 2023 to be Purchased	Principal Amount of 3.200% Senior Notes due 2026 to be Purchased	Principal Amount of 4.250% Senior Notes due 2036 to be Purchased	Principal Amount of 4.375% Senior Notes due 2046 to be Purchased
Citigroup Global Markets Inc.	$100,000,000	$200,000,000	$330,000,000	$370,000,000	$260,000,000	$560,000,000	$300,000,000	$480,000,000
UBS Securities LLC	$100,000,000	$200,000,000	$330,000,000	$370,000,000	$260,000,000	$560,000,000	$300,000,000	$480,000,000
Credit Suisse Securities (USA) LLC	$40,000,000	$80,000,000	$132,000,000	$148,000,000	$104,000,000	$224,000,000	$120,000,000	$192,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$40,000,000	$80,000,000	$132,000,000	$148,000,000	$104,000,000	$224,000,000	$120,000,000	$192,000,000
Barclays Capital Inc.	$25,000,000	$50,000,000	$82,500,000	$92,500,000	$65,000,000	$140,000,000	$75,000,000	$120,000,000
Mitsubishi UFJ Securities (USA), Inc.	$25,000,000	$50,000,000	$82,500,000	$92,500,000	$65,000,000	$140,000,000	$75,000,000	$120,000,000
Mizuho Securities USA Inc.	$25,000,000	$50,000,000	$82,500,000	$92,500,000	$65,000,000	$140,000,000	$75,000,000	$120,000,000
Morgan Stanley & Co. LLC	$25,000,000	$50,000,000	$82,500,000	$92,500,000	$65,000,000	$140,000,000	$75,000,000	$120,000,000
SunTrust Robinson Humphrey, Inc.	$25,000,000	$50,000,000	$82,500,000	$92,500,000	$65,000,000	$140,000,000	$75,000,000	$120,000,000
U.S. Bancorp Investments, Inc.	$25,000,000	$50,000,000	$82,500,000	$92,500,000	$65,000,000	$140,000,000	$75,000,000	$120,000,000
Wells Fargo Securities, LLC	$25,000,000	$50,000,000	$82,500,000	$92,500,000	$65,000,000	$140,000,000	$75,000,000	$120,000,000

I-1

PNC Capital Markets LLC	$14,038,000	$28,076,000	$46,327,000	$51,943,000	$36,500,000	$78,616,000	$42,116,000	$67,384,000
BNY Mellon Capital Markets, LLC	$11,250,000	$22,500,000	$37,125,000	$41,625,000	$29,250,000	$63,000,000	$33,750,000	$54,000,000
HSBC Securities (USA) Inc.	$11,250,000	$22,500,000	$37,125,000	$41,625,000	$29,250,000	$63,000,000	$33,750,000	$54,000,000
Fifth Third Securities, Inc.	$8,462,000	$16,924,000	$27,923,000	$31,307,000	$22,000,000	$47,384,000	$25,384,000	$40,616,000
Total	$500,000,000	$1,000,000,000	$1,650,000,000	$1,850,000, 000	$1,300,000, 000	$2,800,000, 000	$1,500,000, 000	$2,400,000, 000

I-2

SCHEDULE II

TO PRICING AGREEMENT

TITLE OF DESIGNATED SECURITIES:

Floating Rate Senior Notes due 2017 (the “Floating Rate Notes”)

1.700% Senior Notes due 2018 (the “2018 Notes”)

1.900% Senior Notes due 2019 (the “2019 Notes”)

2.400% Senior Notes due 2021 (the “2021 Notes”)

2.800% Senior Notes due 2023 (the “2023 Notes”)

3.200% Senior Notes due 2026 (the “2026 Notes”)

4.250% Senior Notes due 2036 (the “2036 Notes”)

4.375% Senior Notes due 2046 (the “2046 Notes”)

The 2018 Notes, the 2019 Notes, the 2021 Notes, the 2023 Notes, the 2026 Notes, the 2036 Notes and the 2046 Notes are together the “Fixed Rate Notes.”

The 2019 Notes, the 2021 Notes, the 2026 Notes, the 2036 Notes and the 2046 Notes are together the “Special Mandatory Redemption Notes.”

AGGREGATE PRINCIPAL AMOUNT:

Floating Rate Notes: $500,000,000

2018 Notes: $1,000,000,000

2019 Notes: $1,650,000,000

2021 Notes: $1,850,000,000

2023 Notes: $1,300,000,000

2026 Notes: $2,800,000,000

2036 Notes: $1,500,000,000

2046 Notes: $2,400,000,000

PRICE TO PUBLIC:

100.000% of the aggregate principal amount of the Floating Rate Notes, plus accrued interest, if any, from June 9, 2016 if settlement occurs after that date.

99.920% of the aggregate principal amount of the 2018 Notes, plus accrued interest, if any, from June 9, 2016 if settlement occurs after that date.

99.925% of the aggregate principal amount of the 2019 Notes, plus accrued interest, if any, from June 9, 2016 if settlement occurs after that date.

99.990% of the aggregate principal amount of the 2021 Notes, plus accrued interest, if any, from June 9, 2016 if settlement occurs after that date.

99.854% of the aggregate principal amount of the 2023 Notes, plus accrued interest, if any, from June 9, 2016 if settlement occurs after that date.

99.626% of the aggregate principal amount of the 2026 Notes, plus accrued interest, if any, from June 9, 2016 if settlement occurs after that date.

99.585% of the aggregate principal amount of the 2036 Notes, plus accrued interest, if any, from June 9, 2016 if settlement occurs after that date.

99.900% of the aggregate principal amount of the 2046 Notes, plus accrued interest, if any, from June 9, 2016 if settlement occurs after that date.

PURCHASE PRICE BY UNDERWRITERS:

99.800% of the aggregate principal amount of the Floating Rate Notes, plus accrued interest, if any, from June 9, 2016 if settlement occurs after that date.

99.670% of the aggregate principal amount of the 2018 Notes, plus accrued interest, if any, from June 9, 2016 if settlement occurs after that date.

99.475% of the aggregate principal amount of the 2019 Notes, plus accrued interest, if any, from June 9, 2016 if settlement occurs after that date.

99.390% of the aggregate principal amount of the 2021 Notes, plus accrued interest, if any, from June 9, 2016 if settlement occurs after that date.

99.229% of the aggregate principal amount of the 2023 Notes, plus accrued interest, if any, from June 9, 2016 if settlement occurs after that date.

98.976% of the aggregate principal amount of the 2026 Notes, plus accrued interest, if any, from June 9, 2016 if settlement occurs after that date.

98.710% of the aggregate principal amount of the 2036 Notes, plus accrued interest, if any, from June 9, 2016 if settlement occurs after that date.

99.025% of the aggregate principal amount of the 2046 Notes, plus accrued interest, if any, from June 9, 2016 if settlement occurs after that date.

SPECIFIED FUNDS FOR PAYMENT OF PURCHASE PRICE:

Immediately available funds delivered to the bank account(s) specified in the cross-receipt to the Underwriters.

INDENTURE:

Senior Indenture dated as of March 2, 2001, between the Company, and U.S. Bank National Association, successor in interest to State Street Bank and Trust Company, as trustee (the “Trustee”) (the “Base Indenture”), as supplemented by the Supplemental Indenture to be dated on or prior to June 9, 2016, between the Company and the Trustee (as so supplemented, the “Indenture”).

MATURITY:

Floating Rate Notes: December 8, 2017

2018 Notes: June 7, 2018

2019 Notes: June 7, 2019

2021 Notes: June 15, 2021

2023 Notes: June 15, 2023

2026 Notes: June 15, 2026

2036 Notes: June 15, 2036

2046 Notes: June 15, 2046

INTEREST RATE:

Floating Rate Notes: See Floating Rate Provisions

2018 Notes: 1.700% per annum

2019 Notes: 1.900% per annum

2021 Notes: 2.400% per annum

2023 Notes: 2.800% per annum

2026 Notes: 3.200% per annum

2036 Notes: 4.250% per annum

2046 Notes: 4.375% per annum

INTEREST PAYMENT DATES:

Interest on the Floating Rate Notes is payable quarterly on March 8, June 8, September 8 and December 8 of each year, beginning September 8, 2016.

Interest on the 2018 Notes and the 2019 Notes is payable semiannually on June 7 and December 7 of each year, beginning December 7, 2016. Interest on the 2021 Notes, the 2023 Notes, the 2026 Notes, the 2036 Notes, and the 2046 Notes is payable semiannually on June 15 and December 15 of each year, beginning December 15, 2016.

In any case where any interest payment date for the Fixed Rate Notes is not a business day, payment of interest may be made on the next succeeding business day without any additional amount being payable in respect of any delay.

REDEMPTION PROVISIONS:

Optional Redemption

Floating Rate Notes

The Company does not have the right to redeem the Floating Rate Notes prior to maturity.

2018 Notes

At any time, the 2018 Notes may be redeemed, in whole or in part at the option of the Company, at a redemption price equal to the greater of (a) 100% of the principal amount of the 2018 Notes being redeemed; or (b) the sum of the present value of (i) 100% of the principal amount of the 2018 Notes being redeemed and (ii) all required remaining scheduled interest payments due on the 2018 Notes being redeemed, discounted to, but excluding, the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points; plus, in each case, any interest accrued but not paid to, but excluding, the date of redemption.

2019 Notes

At any time, the 2019 Notes may be redeemed, in whole or in part at the option of the Company, at a redemption price equal to the greater of (a) 100% of the principal amount of the 2019 Notes being redeemed; or (b) the sum of the present value of (i) 100% of the principal amount of the 2019 Notes being redeemed and (ii) all required remaining scheduled interest payments due on the 2019 Notes being redeemed, discounted to, but excluding, the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points; plus, in each case, any interest accrued but not paid to, but excluding, the date of redemption.

2021 Notes

At any time prior to May 15, 2021 (one month prior to the maturity date of the 2021 Notes), the 2021 Notes may be redeemed, in whole or in part at the option of the Company, at a redemption price equal to the greater of (a) 100% of the principal amount of the 2021 Notes being redeemed; or (b) the sum of the present value of (i) 100% of the principal amount of the 2021 Notes being redeemed and (ii) all required remaining scheduled interest payments due on the 2021 Notes being redeemed, in each case calculated as if the maturity date of the 2021 Notes were May 15, 2021 (one month prior to the maturity date of the 2021 Notes), discounted to, but excluding, the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points; plus, in each case, any interest accrued but not paid to, but excluding, the date of redemption.

At any time on or after May 15, 2021 (one month prior to the maturity date of the 2021 Notes), the 2021 Notes may be redeemed, in whole or in part at the option of the Company, at a redemption price equal to 100% of the principal amount of the 2021 Notes being redeemed plus any interest accrued but not paid to, but excluding, the date of redemption.

2023 Notes

At any time prior to April 15, 2023 (two months prior to the maturity date of the 2023 Notes), the 2023 Notes may be redeemed, in whole or in part at the option of the Company, at a redemption price equal to the greater of (a) 100% of the principal amount of the 2023 Notes being redeemed; or (b) the sum of the present value of (i) 100% of the principal amount of the 2023 Notes being redeemed and (ii) all required remaining scheduled interest payments due on the 2023 Notes being redeemed, in each case calculated as if the maturity date of the 2023 Notes were April 15, 2023 (two months prior to the maturity date of the 2023 Notes), discounted to, but excluding, the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points; plus, in each case, any interest accrued but not paid to, but excluding, the date of redemption.

At any time on or after April 15, 2023 (two months prior to the maturity date of the 2023 Notes), the 2023 Notes may be redeemed, in whole or in part at the option of the Company, at a redemption price equal to 100% of the principal amount of the 2023 Notes being redeemed plus any interest accrued but not paid to, but excluding, the date of redemption.

2026 Notes

At any time prior to March 15, 2026 (three months prior to the maturity date of the 2026 Notes), the 2026 Notes may be redeemed, in whole or in part at the option of the Company, at a redemption price equal to the greater of (a) 100% of the principal amount of the 2026 Notes being redeemed; or (b) the sum of the present value of (i) 100% of the principal amount of the 2026 Notes being redeemed and (ii) all required remaining scheduled interest payments due on the 2026 Notes being redeemed, in each case calculated as if the maturity date of the 2026 Notes were March 15, 2026 (three months prior to the maturity date of the 2026 Notes), discounted to, but excluding, the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points; plus, in each case, any interest accrued but not paid to, but excluding, the date of redemption.

At any time on or after March 15, 2026 (three months prior to the maturity date of the 2026 Notes), the 2026 Notes may be redeemed, in whole or in part at the option of the Company, at a redemption price equal to 100% of the principal amount of the 2026 Notes being redeemed plus any interest accrued but not paid to, but excluding, the date of redemption.

2036 Notes

At any time prior to December 15, 2035 (six months prior to the maturity date of the 2036 Notes), the 2036 Notes may be redeemed, in whole or in part at the option of the Company, at a redemption price equal to the greater of (a) 100% of the principal amount of the 2036 Notes being redeemed; or (b) the sum of the present value of (i) 100% of the principal amount of the 2036 Notes being redeemed and (ii) all required remaining scheduled interest payments due on the 2036 Notes being redeemed, in each case calculated as if the maturity date of the 2036 Notes were December 15, 2035 (six months prior to the maturity date of the 2036 Notes), discounted to, but excluding, the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points; plus, in each case, any interest accrued but not paid to, but excluding, the date of redemption.

At any time on or after December 15, 2035 (six months prior to the maturity date of the 2036 Notes), the 2036 Notes may be redeemed, in whole or in part at the option of the Company, at a redemption price equal to 100% of the principal amount of the 2036 Notes being redeemed plus any interest accrued but not paid to, but excluding, the date of redemption.

2046 Notes

At any time prior to December 15, 2045 (six months prior to the maturity date of the 2046 Notes), the 2046 Notes may be redeemed, in whole or in part at the option of the Company, at a redemption price equal to the greater of (a) 100% of the principal amount of the 2046 Notes being redeemed; or (b) the sum of the present value of (i) 100% of the principal amount of the 2046 Notes being redeemed and (ii) all required remaining scheduled interest payments due on the 2046 Notes being redeemed, in each case calculated as if the maturity date of the 2046 Notes were December 15, 2045 (six months prior to the maturity date of the 2046 Notes), discounted to, but excluding, the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points; plus, in each case, any interest accrued but not paid to, but excluding, the date of redemption.

At any time on or after December 15, 2045 (six months prior to the maturity date of the 2046 Notes), the 2046 Notes may be redeemed, in whole or in part at the option of the Company, at a redemption price equal to 100% of the principal amount of the 2046 Notes being redeemed plus any interest accrued but not paid to, but excluding, the date of redemption.

Certain Definitions

The “Treasury Rate” means, with respect to any redemption date for any portion of the Fixed Rate Notes of a series,

•	the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life for the Fixed Rate Notes of such series, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined, and the Treasury Rate shall be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month), or

•	if the release referred to in the previous bullet (or any successor release) is not published during the week preceding the calculation date or does not contain the yields referred to above, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

The Treasury Rate will be calculated on the third business day preceding the redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Fixed Rate Notes to be redeemed, calculated as if the maturity date of the Fixed Rate Notes were June 7, 2018 (in the case of the 2018 Notes), June 7, 2019 (in the case of the 2019 Notes), May 15, 2021 (in the case of the 2021 Notes), April 15, 2023 (in the case of the 2023 Notes), March 15, 2026 (in the case of the 2026 Notes), December 15, 2035 (in the case of the 2036 Notes) or December 15, 2045 (in the case of the 2046 Notes) (in each case, the “Remaining Life” for the Fixed Rate Notes of such series) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life of the Fixed Rate Notes of such series to be redeemed.

“Comparable Treasury Price” means, with respect to any redemption date for any Fixed Rate Notes of a series, the average of all Reference Treasury Dealer Quotations (as defined below) obtained.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Reference Treasury Dealer” means each of Citigroup Global Markets Inc. and UBS Securities LLC. If any Reference Treasury Dealer ceases to be a primary U.S. government securities dealer in the United States (a “Primary Treasury Dealer”), the Company will substitute another Primary Treasury Dealer for that dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by that Reference Treasury Dealer at 5:00 p.m. on the third business day preceding the redemption date.

Notice; Interest

Notice of any redemption will be mailed at least 15 days but no more than 60 days before the redemption date to each holder of Fixed Rate Notes of the series to be redeemed.

Unless the Company defaults in payment of the redemption price, interest will cease to accrue on the Fixed Rate Notes or the portions of the Fixed Rate Notes of the series called for redemption on and after the redemption date.

Special Mandatory Redemption of the Special Mandatory Redemption Notes

There is no special mandatory redemption of the Floating Rate Notes, the 2018 Notes or the 2023 Notes.

If the merger (as defined in the Registration Statement) has not been completed by December 31, 2016 (or such later date to which the End Date (as defined in the Merger Agreement) is extended by agreement between the Company and Humana) or if, prior to such date, the Merger Agreement is terminated, then the Company must redeem all of the Special Mandatory Redemption Notes on the special mandatory redemption date at a redemption price equal to 101% of the aggregate principal amount of the Special Mandatory Redemption Notes, plus accrued and unpaid interest from the date of initial issuance, or the most recent date to which interest has been paid or provided for, whichever is later, to, but excluding, the special mandatory redemption date. The “special mandatory redemption date” means the 30th day (or if such day is not a business day, the first business day thereafter) following the transmission of a notice of special mandatory redemption.

The Company will cause notice of a special mandatory redemption to be transmitted to each holder of the Special Mandatory Redemption Notes at its registered address, with a copy to the Trustee, no later than 60 days after the occurrence of the event triggering the special mandatory redemption. If funds sufficient to pay the special mandatory redemption price of the Special Mandatory Redemption Notes on the special mandatory redemption date (plus accrued and unpaid interest, if any, to, but excluding, the special mandatory redemption date) are deposited with the Trustee on or before such special mandatory redemption date, the Special Mandatory Redemption Notes will cease to bear interest on and after the special mandatory redemption date.

REPURCHASE PROVISIONS:

Repurchase Upon a Change of Control

If a Change of Control Triggering Event occurs with respect to the Notes of a series, unless the Company has exercised its right, if any, to redeem the Notes of such series in full, as described under “Optional Redemption” above or the Company has redeemed, or is required to redeem, the Notes of such series in full pursuant to a special mandatory redemption, as described under “Special Mandatory Redemption of the Special Mandatory Redemption Notes” above, the Company will make an offer to each holder of Notes of such series (the “Change of Control Offer”) to repurchase any and all (equal to $2,000 or an integral multiple of $1,000) of such holder’s Notes of such series at a repurchase price in cash equal to 101% of the aggregate principal amount of the Notes of such series to be repurchased plus accrued and unpaid interest, if any, thereon, to, but excluding, the date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event with respect to the Notes of a series, the Company will be required to mail a notice to holders of the Notes of such series describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the Notes of such series on the date specified in the notice (the “Change of Control Payment Date”), which date will be no less than 30 days and no more than 60 days from the date such notice is mailed, pursuant to the procedures required by the Notes of such series and described in such notice. The Company must comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes of a series as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control repurchase provisions of the Notes of a series, the Company will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control repurchase provisions of any Notes by virtue of such conflicts.

The Company will not be required to offer to repurchase the Notes of a series upon the occurrence of a Change of Control Triggering Event with respect to the Notes of such series if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company, and the third party repurchases on the applicable date all Notes of such series properly tendered and not withdrawn under its offer; provided that for all purposes of the Notes of such series and the Indenture, a failure by such third party to comply with the requirements of such offer and to complete such offer shall be treated as a failure by the Company to comply with its obligations to offer to purchase the Notes of such series unless the Company promptly makes an offer to repurchase the Notes of such series at 101% of the outstanding principal amount thereof plus accrued and unpaid interest, if any, thereon, to, but excluding, the date of repurchase, which shall be no later than 30 days after the third party’s scheduled Change of Control Payment Date.

On the Change of Control Payment Date for Notes of a series to be repurchased, the Company will be required, to the extent lawful, to:

•	accept or cause a third party to accept for payment all Notes of such series or portions of Notes of such series properly tendered pursuant to the Change of Control Offer;

•	deposit or cause a third party to deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes of such series or portions of Notes of such series properly tendered; and

•	deliver or cause to be delivered to the Trustee the Notes of such series properly accepted, together with an officer’s certificate stating the aggregate principal amount of Notes of such series or portions of Notes of such series being purchased.

For purposes of the foregoing discussion of the applicable Change of Control provisions, the following definitions are applicable:

“Below Investment Grade Rating Event” means the Notes of a series are rated below an Investment Grade Rating by each of the Rating Agencies on any date from the earlier of (1) the occurrence of a Change of Control and (2) public notice of the Company’s intention to effect a Change of Control, in each case until the end of the 60-day period following the earlier of (1) the occurrence of a Change of Control and (2) public notice of the Company’s intention to effect a Change of Control; provided, however, that if (i) during such 60-day period one or more Rating Agencies has publicly announced that it is considering the possible downgrade of the Notes of such series, and (ii) a downgrade by each of the Rating Agencies that has made such an announcement would result in a Below Investment Grade Rating Event for such series of Notes, then such 60-day period shall be extended for such time as the rating of the Notes of such series by any such Rating Agency remains under publicly announced consideration for possible downgrade to a rating below an Investment Grade Rating and a downgrade by such Rating Agency to a rating below an Investment Grade Rating could cause a Below Investment Grade Rating Event for such series of Notes. Notwithstanding the foregoing, a rating event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Below Investment Grade Rating Event for any series of Notes for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at the Company’s or the Trustee’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the rating event).

“Change of Control” means the occurrence of any of the following: (1) direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than to the Company or one of its subsidiaries; or (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Company or one of its subsidiaries becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of the Company’s voting stock; provided, however, that a transaction will not be deemed to involve a Change of Control if (A) the Company becomes a wholly owned subsidiary of a holding company and (B)(x) the holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s voting stock immediately prior to that transaction or (y) immediately following that transaction no “person” (as that term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company. For purposes of this definition, “voting stock” means capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of the Company (even if the right to vote has been suspended by the happening of such a contingency).

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Fitch” means Fitch Ratings, Inc.

“Investment Grade Rating” means a rating by Moody’s equal to or higher than Baa3 (or the equivalent under any successor rating category of Moody’s), a rating by S&P equal to or higher than BBB- (or the equivalent under any successor rating category of S&P), a rating by Fitch equal to or higher than BBB- (or the equivalent under any successor rating category of Fitch), and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by the Company under circumstances permitting the Company to select a replacement rating agency and in the manner for selecting a replacement rating agency, in each case as set forth in the definition of “Rating Agencies.”

“Moody’s” means Moody’s Investors Service, Inc.

“Rating Agencies” means (1) Moody’s, S&P and Fitch; and (2) if any or all of Moody’s, S&P or Fitch ceases to rate the Notes of a series or fails to make a rating of the Notes of such series publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act that the Company selects as a replacement rating agency for any of Moody’s, S&P or Fitch, or all of them, as the case may be, with respect to such series of Notes.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

FLOATING RATE PROVISIONS:

The Floating Rate Notes will bear interest for a particular interest period at a rate per annum equal to the three-month LIBOR as determined on the interest determination date plus 0.650%. Interest on the Floating Rate Notes will be computed on the basis of a 360-day year and the actual number of days that have elapsed in the applicable interest period.

If any interest payment date on the Floating Rate Notes, other than the date of maturity, falls on a day that is not a business day, then such interest payment date will be postponed to the next day that is a business day, except that, if that business day falls in the next succeeding calendar month, then, unless it relates to interest payable at maturity, the interest payment date will be the immediately preceding business day. If the date of maturity of the Floating Rate Notes falls on a day that is not a business day, then the related payment of principal and interest will be made on the next day that is a business day with the same effect as if made on the date that the payment was first due, and no interest will accrue on the amount so payable for the period from the date of maturity.

SINKING FUND PROVISIONS:

No sinking fund provisions

TIME OF DELIVERY:

9:00 a.m. Eastern Time on June 9, 2016.

CLOSING LOCATION:

Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017

NAMES AND ADDRESSES OF REPRESENTATIVES:

Citigroup Global Markets Inc.

388 Greenwich Street

New York, NY 10013

Attention: General Counsel

Facsimile No: +1 (646) 291-1469

UBS Securities LLC

1285 Avenue of the Americas

New York, NY 10019

Attention: Fixed Income Syndicate

Facsimile No: +1 (203) 719-0495

OTHER TERMS:

The holders of the Notes will not have the benefit of clause (5) of Section 501 of the Base Indenture entitled “Events of Default.”

The holders of the Notes will not have the benefit of Section 1005 of the Base Indenture entitled “Limitations on Liens on Common Stock of Principal Subsidiaries.”

Delivery of the Notes will be made against payment therefor on the fifth business day following the date of pricing of the Notes (such settlement cycle being herein referred to as “T+5”).

SCHEDULE III

TO PRICING AGREEMENT

Time of Sale

5:50 p.m. Eastern Time on June 2, 2016.

Time of Sale Information

Preliminary Prospectus dated June 2, 2016

Free Writing Prospectus dated June 2, 2016

III-1

SCHEDULE IV

TO PRICING AGREEMENT

Pricing Term Sheet for Designated Securities

of Aetna Inc. (the “Issuer”)

This pricing term sheet is qualified in its entirety by reference to the preliminary prospectus supplement dated June 2, 2016 filed by the Issuer with the SEC pursuant to Rule 424(b)(3) (the “Preliminary Prospectus Supplement”). The information in this pricing term sheet supplements the Preliminary Prospectus Supplement and updates and supersedes the information in the Preliminary Prospectus Supplement to the extent it is inconsistent with the information in the Preliminary Prospectus Supplement. Terms used and not defined herein have the respective meanings assigned to them in the Preliminary Prospectus Supplement.

Issuer:	Aetna Inc.
Note Type:	Senior Notes
Legal Format:	SEC Registered
Trade Date:	June 2, 2016
Settlement Date (T+5):	June 9, 2016

	Floating Rate Senior Notes due 2017 (the “Floating Rate Notes”)	Senior Notes due 2018 (the “2018 Notes”)	Senior Notes due 2019 (the “2019 Notes”)	Senior Notes due 2021 (the “2021 Notes”)	Senior Notes due 2023 (the “2023 Notes”)	Senior Notes due 2026 (the “2026 Notes”)	Senior Notes due 2036 (the “2036 Notes”)	Senior Notes due 2046 (the “2046 Notes”)
Principal Amount:	$500,000,000	$1,000,000,000	$1,650,000,000	$1,850,000,000	$1,300,000,000	$2,800,000,000	$1,500,000,000	$2,400,000,000
Maturity Date:	December 8, 2017	June 7, 2018	June 7, 2019	June 15, 2021	June 15, 2023	June 15, 2026	June 15, 2036	June 15, 2046
Coupon:	3-Month LIBOR + 0.650% per annum and reset quarterly	1.700%	1.900%	2.400%	2.800%	3.200%	4.250%	4.375%
Interest Payment Frequency:	Quarterly	Semi-Annually	Semi-Annually	Semi-Annually	Semi-Annually	Semi-Annually	Semi-Annually	Semi-Annually
Interest Payment Dates:	March 8, June 8, September 8 and December 8	June 7 and December 7	June 7 and December 7	June 15 and December 15	June 15 and December 15	June 15 and December 15	June 15 and December 15	June 15 and December 15
First Interest Payment Date:	September 8, 2016	December 7, 2016	December 7, 2016	December 15, 2016	December 15, 2016	December 15, 2016	December 15, 2016	December 15, 2016
Day Count:	Actual/360	30/360	30/360	30/360	30/360	30/360	30/360	30/360
Pricing Benchmark:	N/A	0.875% due May 31, 2018	0.875% due May 15, 2019	1.375% due May 31, 2021	1.625% due May 31, 2023	1.625% due May 15, 2026	2.500% due February 15, 2046	2.500% due February 15, 2046

IV-1

	Floating Rate Senior Notes due 2017 (the “Floating Rate Notes”)	Senior Notes due 2018 (the “2018 Notes”)	Senior Notes due 2019 (the “2019 Notes”)	Senior Notes due 2021 (the “2021 Notes”)	Senior Notes due 2023 (the “2023 Notes”)	Senior Notes due 2026 (the “2026 Notes”)	Senior Notes due 2036 (the “2036 Notes”)	Senior Notes due 2046 (the “2046 Notes”)
Benchmark Spot:	N/A	99-31	99-18	100-03+	100-00+	98-15	98-10+	98-10+
Benchmark Yield:	N/A	0.891%	1.026%	1.352%	1.623%	1.794%	2.581%	2.581%
Reoffer Spread to Benchmark Treasury:	N/A	85 basis points	90 basis points	105 basis points	120 basis points	145 basis points	170 basis points	180 basis points
Reoffer Yield:	N/A	1.741%	1.926%	2.402%	2.823%	3.244%	4.281%	4.381%
Price to Public / Reoffer Price:	100.000%	99.920%	99.925%	99.990%	99.854%	99.626%	99.585%	99.900%
Underwriting Fees:	0.200%	0.250%	0.450%	0.600%	0.625%	0.650%	0.875%	0.875%
Use of Proceeds:	The net proceeds are expected to be used (i) to fund a portion of the cash portion of the purchase price of the Issuer’s acquisition of Humana Inc. (the “merger”); or (ii) if the merger is not completed, the net proceeds of the offering of the Floating Rate Notes, the 2018 Notes and the 2023 Notes are expected to be used for general corporate purposes, including the possible payment of a termination fee under the merger agreement and repayment of a portion of the Special Mandatory Redemption Notes.
Optional Redemption:

With respect to the Floating Rate Notes, none.

With respect to the 2018 Notes, at any time, the 2018 Notes may be redeemed, in whole or in part at the option of the Issuer, at a redemption price equal to the greater of (a) 100% of the principal amount of the 2018 Notes being redeemed; or (b) the sum of the present value of (i) 100% of the principal amount of the 2018 Notes being redeemed and (ii) all required remaining scheduled interest payments due on the 2018 Notes being redeemed, discounted to, but excluding, the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 15 basis points; plus, in each case, any interest accrued but not paid to, but excluding, the date of redemption.

With respect to the 2019 Notes, at any time, the 2019 Notes may be redeemed, in whole or in part at the option of the Issuer, at a redemption price equal to the greater of (a) 100% of the principal amount of the 2019 Notes being redeemed; or (b) the sum of the present value of (i) 100% of the principal amount of the 2019 Notes being redeemed and (ii) all required remaining scheduled interest payments due on the 2019 Notes being redeemed, discounted to, but excluding, the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 15 basis points; plus, in each case, any interest accrued but not paid to, but excluding, the date of redemption.

With respect to the 2021 Notes, the 2023 Notes, the 2026 Notes, the 2036 Notes and the 2046 Notes, each series may be redeemed at any time, in whole or in part, at the option of the Issuer (A) prior to the Par Call Date for such series (as set forth in the table below), at a redemption price equal to the greater of (a) 100% of the principal amount of the series of Notes being redeemed; or (b) the sum of the present value of (i) 100% of the principal amount of the series of Notes being redeemed and (ii) all required remaining scheduled interest payments due on the series of Notes being redeemed, in each case calculated as if the maturity date of the series of Notes being redeemed was the Redemption Maturity Date for such series (as set forth in the table below), discounted to, but excluding, the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus the Make-Whole Spread for such series (as set forth in the table below) and (B) on or after the Par Call Date for such series (as set forth in the table below), at a redemption price equal to 100% of the principal amount of the series of Notes being redeemed; plus, in each case, any interest accrued but not paid to, but excluding, the date of redemption.

Series	Par Call Date	Redemption Maturity Date	Make-Whole Spread
2021 Notes	May 15, 2021	May 15, 2021	20 basis points
2023 Notes	April 15, 2023	April 15, 2023	20 basis points
2026 Notes	March 15, 2026	March 15, 2026	25 basis points
2036 Notes	December 15, 2035	December 15, 2035	30 basis points
2046 Notes	December 15, 2045	December 15, 2045	30 basis points
Special Mandatory Redemption:	If the merger has not been completed by December 31, 2016 (or such later date to which the “End Date” under the merger agreement is extended by agreement between the Issuer and Humana) or if, prior to such date, the merger agreement is terminated, the Issuer will be obligated to redeem all of the 2019 Notes, the 2021 Notes, the 2026 Notes, the 2036 Notes and the 2046 Notes at a redemption price equal to 101% of the aggregate principal amount of the Special Mandatory Redemption Notes, plus accrued and unpaid interest to, but excluding, the special mandatory redemption date.
CUSIP Number:	00817YAR9	00817Y AS7	00817Y AT5	00817Y AU2	00817Y AV0	00817Y AW8	00817Y AY4	00817Y AX6

IV-2

	Floating Rate Senior Notes due 2017 (the “Floating Rate Notes”)	Senior Notes due 2018 (the “2018 Notes”)	Senior Notes due 2019 (the “2019 Notes”)	Senior Notes due 2021 (the “2021 Notes”)	Senior Notes due 2023 (the “2023 Notes”)	Senior Notes due 2026 (the “2026 Notes”)	Senior Notes due 2036 (the “2036 Notes”)	Senior Notes due 2046 (the “2046 Notes”)
ISIN Number:	US00817YAR99	US00817YAS72	US00817YAT55	US00817YAU29	US00817YAV02	US00817YAW84	US00817YAY41	US00817YAX67
Minimum Denomination:	$2,000 and multiples of $1,000 in excess thereof
Joint Book-Running Managers:

Citigroup Global Markets Inc.
UBS Securities LLC

Credit Suisse Securities (USA) LLC

Merrill Lynch, Pierce, Fenner & Smith

Incorporated

Barclays Capital Inc.

Mitsubishi UFJ Securities (USA), Inc.

Mizuho Securities USA Inc.

Morgan Stanley & Co. LLC

SunTrust Robinson Humphrey, Inc.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Co-Managers:	PNC Capital Markets LLC BNY Mellon Capital Markets, LLC HSBC Securities (USA) Inc. Fifth Third Securities, Inc.

We expect that delivery of the Notes will be made against payment therefor on or about June 9, 2016, which will be the fifth business day following the date of pricing of the Notes (such settlement cycle being herein referred to as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers of Notes who wish to trade Notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the Notes initially will settle T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Notes who wish to trade Notes on the date of pricing or the next succeeding business day should consult their own advisor.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and the other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at 1-800-831-9146 (toll-free) or by calling UBS Securities LLC at 1-888-827-7275 (toll-free).

IV-3